UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 8, 2010

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2010, Denny’s Corporation (the “Company”) appointed Debra Smithart-Oglesby, the Chair of the Company’s Board of Directors, as Interim Chief Executive Officer (CEO) of the Company succeeding Nelson J. Marchioli.  Ms. Smithart-Oglesby will serve in such position until the Company completes the process of hiring a permanent CEO.

Ms. Smithart-Oglesby has not entered into a written agreement with the Company.  In her role as Interim CEO, Ms. Smithart-Oglesby will receive a monthly cash retainer of $50,000 and the opportunity to earn a discretionary incentive bonus with a target payout of $25,000 per month served.  In addition, Ms. Smithart-Oglesby will receive a one-time equity award of restricted stock units valued at $50,000, which vest over a one year period based on her continued service on the Board.  Ms. Smithart-Oglesby will continue to receive regular annual retainer fees and stock awards for serving on the Board.

Ms. Smithart-Oglesby, age 55, joined the Company’s Board of Directors in 2003 and has served as its Chair since 2006. In addition, she has served as President of O/S Partners, a private investment and consulting services firm since 2000. Prior to that she held the following executive leadership positions: Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company; President of Corporate Services and Chief Financial Officer of First America Automotive, Inc.; and Executive Vice President and Chief Financial Officer of Brinker International, a multi-concept casual dining restaurant company. She is also a member of the Editorial Advisory Board of CFO Magazine.

On June 10, 2010, the Board of Directors appointed Lou Neeb as Lead Director. Mr. Neeb has served as a member of the Board since 2008 and currently serves as Chair of the Compensation and Incentives Committee. Ms. Smithart-Oglesby will continue to serve as Board Chair.

A copy of the press release relating to the appointment of Debra Smithart-Oglesby as Interim Chief Executive Officer of the Company is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 – Press release issued by Denny’s Corporation on June 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: June 14, 2010	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer